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                      August 31, 2023

       Tao Zou
       Chief Executive Officer
       Kingsoft Cloud Holdings Ltd
       Building D, Xiaomi Science and Technology Park
       No. 33 Xierqi Middle Road
       Haidian District
       Beijing, 100085, the People   s Republic of China

                                                        Re: Kingsoft Cloud
Holdings Ltd
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-39278

       Dear Tao Zou:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Ran Li